UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 22, 2009
Date of Report (Date of earliest event reported)

TERRACE VENTURES INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-50569	91-2147101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 Peace Portal Drive, Suite 202,
Blaine, WA	98230
(Address of principal executive offices)	(Zip Code)

(360) 220-5218
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 7.01	REGULATION FD DISCLOSURE

Private Placement

On January 22, 2009, the Board of Directors of Terrace Ventures Inc. (the “Company”) has approved a private placement offering of up to 7,500,000 units (the “Units”) at a price of $0.02 US per Unit, with each Unit consisting of one share of the Company’s common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase an additional share of common stock exercisable for a period of two years at a price of $0.03 US per share.

The private placement offering will be made to persons who are not “U.S. Persons” as defined in Regulation S.

The proceeds of the private placement offering will be used to retire corporate indebtedness and for general corporate purposes. There is no assurance that the private placement offering or any part of it will be completed.

The above does not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s securities in the United States. The securities have not been registered under the United States Securities Act of 1933, as amended and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

Termination of Agreement with Pyro Pharmaceuticals, Inc.

Due to current economic conditions, we were unable to raise the required financing by December 31, 2008 as required under the terms of the Interim Agreement dated July 9, 2008, as amended September 26, 2008, between the Company and Pyro Pharmaceuticals, Inc. (“Pyro”). As a result, we are unable to complete the business combination with Pyro and are now seeking other business opportunities.

In addition, the Company will not be proceeding with the proposed private placements of up to 12,500,000 units at $0.10 per unit as disclosed under Item 7.01 – Regulation FD Disclosure in our Current Report on Form 8-K filed on July 15, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRACE VENTURES INC.

Date: January 22, 2009
	By:	/s/ Howard Thomson

HOWARD THOMSON
President and Chief Executive Officer